Exhibit 10.1

                              OEM SUPPLY AGREEMENT

     This OEM SUPPLY AGREEMENT ("Agreement") is made and entered into as of September 1, 2005 (the "Effective Date"), by and between Medtronic Inc. ("MDT"), a Minnesota corporation with a place of business at 7611 Northland Drive, Brooklyn Park, MN 55428, and ThermoGenesis Corp. ("TGC"), a Delaware corporation with its principal place of business at 2711 Citrus Road, Rancho Cordova, CA 95742.

                                    RECITALS

         A. WHEREAS, TGC sells thrombin processing disposables and reagent and is in the process of obtaining United States Food and Drug Administration (FDA) approval for a thrombin product as a component of its CryoSeal(R) FS product;

         B. WHEREAS, MDT distributes and sells medical device products around the world and desires to distribute an OEM Product (as defined below) that is manufactured by TGC, and

         C. WHEREAS, TGC desires to allow MDT to distribute an OEM version of a product that it manufactures solely for use and sale in conjunction with MDT Magellan Product (as defined herein).

         NOW, THEREFORE, in consideration of the above recitals and in consideration of the mutual agreements and undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                         Section 1. Certain Definitions

     1.1 Affiliate. For purpose of this Agreement, "Affiliate" means any company, corporation, or business in which MDT owns or controls at least fifty percent (50%) of the voting stock.

     1.2 Confidential Information. For purposes of this Agreement, "Confidential Information" means all non-public information, whether in written, oral or any other form, including, without limitation, data, documentation, specifications, know-how, technical information, designs, drawings, plans, blueprints, business plans, customer lists, pricing information, forecasts, projections, analyses, and manufacturing processes that the disclosing party (the "Disclosing Party") disclosed to the other party (the "Receiving Party") or allowed the Receiving Party to observe, in the course of the activity under this Agreement. All Confidential Information must be marked at the time of disclosure or observation as being "Confidential", "Proprietary" or in some other manner to indicate its confidential nature; provided, however, that if such information is not or cannot be so marked at the time of disclosure or observation, the information shall still qualify as Confidential Information if the Disclosing Party designates such information as confidential to the Receiving Party in writing within thirty (30) days of disclosure or observation. Notwithstanding the foregoing, Confidential Information shall not include information that the Receiving Party can demonstrate (a) was known to the Receiving Party on a non-confidential basis prior to the disclosure by the Disclosing Party, (b) has become publicly available without fault of the Receiving Party; or (c) was independently developed without the use of Confidential Information by the Receiving Party.

     In addition to the other requirements contained in this Section 1.2, all disclosures of Confidential Information by TGC to MDT made after the date of this Agreement shall be made only upon the specific request of MDT made to TGC and only to the person identified by MDT in writing to TGC as the designated


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recipient  of  Confidential  Information  from TGC.  Following  the date of this
Agreement, any information provided to MDT by TGC other than as required by this
Section 1.2 shall not be deemed Confidential Information.

     1.3 First Article. For purposes of this Agreement, "First Article" means that TGC (i) has prepared and delivered to its notified body a completed technical file for Thrombin Processing Device (TPD) Device (as defined below) to meet CE Mark certification requirements, and (ii) manufactured and delivered the first production article of the OEM Product.

     1.4 Improvement. "Improvement" means (a) for copyrightable or copyrighted material relating to the OEM Product, any translation, abridgment, revision or other form in which an existing work may be recast, transformed or adapted, (b) for patentable or patented material, claims and any technology relating to the OEM Product, any improvement, addition or continuation thereon, and (c) for material which is protected by trade secret or technology relating to the OEM Product, any new material or other technology derived from such existing trade secret material, including new material which may be protected under copyright, patent and/or trade secret laws; provided however, that for purposes hereof, "Improvement" shall not include a means of producing thrombin from a source material that is different from plasma.

     1.5 Intellectual Property Rights. "Intellectual Property Rights" means, collectively, Patents, Trade Secrets, Copyrights, Trademarks, trade names, rights in trade dress and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction in the world, including all rights or causes of action for infringement or misappropriation of any of the foregoing. For purposes of this Agreement: (a) "Patents" shall mean all patent rights and all right, title and interest in all letters patent or equivalent rights and applications, including provisional applications, for letters patent or rights, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and other government issued or granted indicia of invention ownership, including any reissue, extension, division, continuation or continuation-in-part applications throughout the world; (b) "Trade Secrets" shall mean all right, title and interest in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries; (c) "Copyrights" shall mean all copyrights, and all other literary property and authorship rights, and all right, title, and interest in all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world; and (d) "Trademarks" shall mean all right, title and interest in all trademark, service mark, trade name and trade dress rights arising under the common law, state law, federal laws and laws of foreign countries, and all right, title, and interest in all trademark, service mark, trade name and trade dress applications and registrations interests throughout the world.

     1.6 OEM Product. "OEM Product" means the version of the Thrombin Processing Device (TPD) manufactured and sold to MDT by TGC under this Agreement and that meets the performance specification according to section 3.1, which incorporates the modifications more fully described in Section 3.1. The OEM Product shall be manufactured and sterilized for MDT by TGC under this Agreement.

     1.7  Person.   "Person"  means  any  natural  person  or  any  corporation, partnership, limited liability company, business association, joint venture or other entity.

     1.8 MDT Magellan Product. "MDT Magellan Product" means MDT's Magellan Product as more fully described and set forth in Exhibit A.

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     1.9 Thrombin  Technologies.  "Thrombin  Technologies"  means TGC's thrombin disposables and reagent and related processes, know-how, documentation, patents, patents pending , and Confidential Information.

     1.10 Territory. "Territory" means Worldwide.

     1.11 TGC Point of Shipment. "TGC Point of Shipment" as defined in the Uniform Commercial Code refers to TGC's manufacturing facilities.

     1.12 Thrombin Processing Device. Thrombin Processing Device "TPD Device" means the Thrombin Processing Device designed, manufactured, sterilized, and sold by TGC, including both the syringes and the reagent, for which TGC currently holds a CE Mark.

                           Section 2. Grant of Rights

     2.1 Terms and Conditions of Sale.

During the term of this Agreement and subject to all of the terms and conditions hereof, TGC shall supply OEM Product and MDT shall purchase OEM Product at the transfer price according to the terms and conditions of sale set forth below for use and sale in conjunction with the MDT Magellan Product. Nothing contained in this Agreement shall prevent MDT from distributing any other products rightfully manufactured or obtained by MDT on its own or from third parties. Nothing herein shall constitute a grant of any license or rights of any kind to either party for the use, manufacture, or sale of any of the other party's Intellectual Property Rights except as specifically set forth herein.

     2.2 Right to Improvements. As part of this agreement, and subject to the provisions of Section 6.2, TGC will provide to MDT any Improvements to the current Thrombin Processing Device, if and when they occur; provided, however, in the event such Improvements materially alter the performance and/or cost of the OEM Product TGC and MDT shall mutually agree upon the purchase price of such Improvements to MDT.

     2.3 Rights Upon a Change of Control. During the term of this Agreement, if there is a Change of Control (as defined below), TGC hereby covenants and agrees that it shall ensure that the rights of MDT shall continue unaffected on the terms and conditions contained herein, and TGC shall issue to MDT a written statement confirming such continuing rights within ten (10) business days of the effective date of the Change of Control. For purposes hereof, a Change in Control shall mean (i) the direct or indirect sale or other disposition (in one or more related transactions to one or more parties) of all or substantially all of the assets of TGC, or (ii) the direct or indirect transfer of more than 50% of the outstanding voting interests of TGC, whether in a single transaction or series of related transactions.

                         Section 3. OEM Product Design

     3.1 MDT Responsibilities.

          (a) MDT shall create or specify the product information data sheet (PIDS for the OEM Product.

          (b) MDT shall be responsible for preparing and approving the final instructions for use of the OEM Product with the MDT Magellan Product.

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          (c) MDT shall not use the name  THERMOGENESIS  CORP.,  or its  product
     names,   including  "Thrombin   Processing   Device",   "CryoSeal"  in  any
     advertising, promotional, or sales literature without the prior written consent obtained from TGC, in each case, except that MDT shall mark the OEM product as "Manufactured by Thermogenesis for Medtronic".

     3.2 TGC Responsibilities.

          (a) At the request of MDT, TGC shall review and make recommendations on any of MDT's PIDS, labels, and packaging for MDT products as prepared pursuant to Section 3.1(a) and (b).

          (b) Subject to MDT's prior approval and agreement to pay for non-recurring engineering charges, material testing, and lab costs, TGC may purchase, implement, and validate as needed, all new components necessary or desirable for the manufacture of the OEM Product under TGC's quality control system and policies.

          (c) TGC shall assist MDT, as reasonably requested by MDT and at MDT's cost, with MDT's efforts to incorporate the OEM Product and MDT Magellan Product delivery systems, as referenced in Section 3.1(b) above.

          (d) Upon request of Medtronic, TGC shall use its best efforts to prepare and deliver to appropriate regulatory authorities all parts of the technical file necessary for the approval or clearance by such regulatory authorities for marketing and sale of the OEM Product when sold in connection with the MDT Magellan Product in any country within the Territory. MDT will compensate TGC its reasonable costs for any regulatory information that is above and beyond what would be required for approval or clearance for countries outside of those compliant under the CE Mark certification. TGC is currently conducting a clinical study in the U.S.
     that incorporates the use of the Thrombin Processing Device in Liver Resection and a clinical study in Japan that incorporates the use of the Thrombin Processing Device in the Surgical Application of CryoSeal. TGC will make the clinical data from those two studies available to Medtronic, at no cost to MDT, for use by MDT in its regulatory activities related to the OEM Product.] Any Confidential Information provided directly to regulatory authorities by TGC under this Section 3.2(d) will not be disclosed to MDT unless otherwise agreed to and documented in writing by the parties.

          (e) TGC shall deliver to MDT the First Article on or before a date that is thirty (30) days from the Effective Date.

          (f) TGC shall be responsible for manufacturing the OEM Product in accordance with Quality System Regulation, 21 CFR Part 820 (Medical Devices), any applicable pharmaceutical/biologics regulations, and all other applicable regulatory requirements.

          (g) TGC shall not use the name Medtronic, or any Medtronic product names or trademarks, or any adaptation thereof in any press release, advertising, promotional, or sales literature without the prior written consent obtained from MDT in each case.

                 Section 4. Certain Obligations of the Parties

     4.1 Promotional Materials. MDT shall be responsible for any sales literature and promotional materials associated with the OEM Product, including the translation thereof as needed. MDT's use of any TGC trademarks or trade names shall be in compliance with the requirements of Section 3.1(c), above. Notwithstanding the foregoing, TGC consents to, and licenses MDT for the use of TGC's "Thrombin Processing Device (TPD)" trademark for use solely in conjunction with the OEM Product during the term of this Agreement.

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     4.2 Standard of Operations. MDT agrees that it shall be solely responsible, at its expense, for the validation, and qualification of the OEM Product as part of MDT's technical file and regulatory approvals connected with the MDT Magellan Product. Upon MDT's request TGC will provide to MDT or MDT's designated representative, all documents, protocols, and testing fixture designs which it has in its possession to assist MDT in its qualification efforts on the manufactured products.

     4.3 Cooperation of Parties. Promptly following the Effective Date, the parties shall cooperate in good faith with each other in order to enable TGC to deliver the First Article pursuant to Section 3.2(e).

               Section 5. Supply and Purchase of the OEM Product

     5.1 Supply and Pricing.

          (a) All prices for the OEM Product purchased by MDT hereunder shall be F.O.B., TGC Point of Shipment. The fixed, volume based pricing to MDT for the OEM Product is set forth in Exhibit B. There are no minimum annual volume requirements.

          (b) Notwithstanding anything to the contrary contained herein, in the event TGC sells or distributes, directly or indirectly, a product substantially equivalent in cost, operation and performance to the OEM Product during the term of this Agreement to any third party at a price which is then less than what MDT is paying to TGC (based on like volumes), then TGC shall adjust MDT's purchase price for the OEM Product to a level equal to the third party's pricing level based on like volumes, such adjustment to be retroactive to the first day TGC offered such lower pricing (based on like volumes) to the third party.

          (c) Within thirty (30) days of the Effective Date, MDT shall provide TGC with a non-binding, rolling twelve (12) month forecast and, on a quarterly basis thereafter, an estimated three month delivery schedule.

     5.2 Certain Taxes. The parties acknowledge that the purchase prices set forth in Exhibit B do not include any sales, excise, use, value added or other government taxes or duties that may be applicable to the export, import or purchase of the OEM Product, which taxes shall be the sole responsibility of MDT and MDT agrees that it will bear all such taxes and duties. When TGC has the legal obligation to collect and/or pay such taxes or duties, the appropriate amount shall be added to MDT's invoice and paid by MDT to TGC, unless MDT provides TGC with a valid tax exemption certificate authorized by the appropriate governmental taxing authority, or provides proof of payment.

     5.3 Order. All orders for OEM Product and parts shall be by means of a signed written purchase order, which shall be submitted to TGC at TGC's address for notice purposes set forth in Section 13.1, and shall request a delivery date. Orders may be placed by telephone, facsimile transmission or, upon the parties' agreement, on TGC's Web-Site or by e-mail; provided, however, that a signed confirming purchase order is received by TGC ten (10) business days after such order. It is understood that MDT and TGC may use their standard purchase order and sales agreement forms during the performance of this Agreement. Any purchase order, sales agreement or other form used by MDT or TGC shall be for convenience only and any terms or provisions contained therein which are in addition to or inconsistent with those contained herein shall have and be of no force and effect; provided, however, that the terms on such documents shall be effective to the extent they set forth quantities, scheduled delivery dates and, as applicable, mode of shipment.

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     5.4 Acceptance  and  Fulfillment  of Purchase  Order.  TGC shall timely and accurately fill and deliver all MDT orders for OEM Products; provided that such order quantities are reasonably within the latest forecasts supplied by MDT.

     5.5 Invoicing; Payment. TGC shall submit an invoice to MDT upon each shipment of the OEM Product ordered by MDT. Except as otherwise specified in a purchase order, payment terms will be net thirty (30) after the date of invoice. All invoices shall be sent to MDT's accounting department, without regard to the actual shipping address for the OEM Product. Each such invoice shall state MDT's aggregate and unit purchase price for OEM Product in the relevant shipment, plus any freight, taxes or other costs incident to the purchase or shipment initially paid by TGC and to be borne by MDT hereunder. MDT shall make all payments to TGC under this Agreement in United States dollars by check. MDT shall not take any credits or offsets against amounts billed to MDT by TGC without TGC's prior written consent. Any disputes shall be resolved in good faith. To that end, a senior representative appointed by each party shall meet and confer in good faith to amicably resolve the alleged dispute over the invoice. If they are unable to agree to a resolution after thirty (30) business days, the parties may elect to proceed with arbitration as provided for in Section 13.4(b). In no event shall MDT withhold payments for undisputed invoices.

     5.6 Shipping; Risk of Loss.

          (a) All OEM Product delivered by TGC pursuant to this Agreement shall be suitably packed for surface or air shipment, in MDT's sole discretion, in TGC's standard shipping cartons, marked for shipment to such location or locations as MDT may designate, and delivered to MDT or its carrier, F.O.B., TGC Point of Shipment. Title and risk of loss of OEM Product shall pass to MDT upon delivery to the carrier at the F.O.B., TGC Point of Shipment.

          (b) TGC shall ship all OEM Product in accordance with MDT's delivery instructions specified in MDT's purchase orders; provided, however, that if MDT does not provide delivery instructions with respect to the carrier to be used, TGC may use its customary carrier. All freight, insurance and other shipping expenses, as well as any special packing expenses, shall be paid by MDT. MDT shall also bear all applicable taxes and duties that may be assessed against the OEM Product and parts after delivery to the carrier F.O.B., TGC Point of Shipment.

          (c) TGC shall use its best efforts to ship the OEM Product on or before the date reasonably specified in MDT's purchase order for the OEM Product and consistent with TGC's shipping procedures. TGC will provide MDT at least 30 days advance notice of any material changes to it shipping procedures. All shipments of OEM Product shall be deemed to conform to the relevant purchase order with respect to quantity ordered unless TGC receives from MDT, no later than thirty (30) days after the receiving date of a given shipment, written notice specifying the shipment, the purchase order number and exact nature of the discrepancy between the shipment and the order.

          (d) TGC shall include in each shipment to MDT a certification that the lot has been inspected and tested pursuant to the agreed upon criteria, and that such lot meets the manufacturing specifications.

     5.7 Cancellation. MDT may cancel delivery of OEM Product only upon written notice to TGC at least sixty (60) days prior to delivery and reschedule or redirect OEM Product at least thirty (30) days prior to delivery.

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        Section 6. Additional Regulatory and Other Duties of the Parties

     6.1 Regulatory Responsibilities and Approvals.

          (a) MDT shall be responsible, at its expense, for obtaining and maintaining all regulatory approvals and clearances required for marketing and selling the MDT Magellan Product together with the OEM Product in any countries within the Territory in which it wishes to market, distribute, or sell the MDT Magellan Product together with the OEM Product. TGC shall provide MDT at no charge a maximum of sixty (60) hours of technical support per calendar year reasonably necessary to assist MDT in obtaining and maintaining its regulatory approvals and clearance for the MDT Magellan Product together with the OEM Product. Thereafter, all technical support to be provided pursuant to this Section shall be at MDT's expense at TGC's then standard rates and charges, including reasonable travel expenses, as necessary. Medtronic may elect, at its discretion, to have an independent party file and obtain any or all regulatory approvals and clearances permitted under this Section 6.1 (the "MDT Representative"), in which event, all information required to file and obtain the required regulatory approvals and clearances shall be provided directly to the MDT Representative and not disclosed to MDT.

          (b) Any information provided to MDT by TGC under Section 6.1(a) that TGC regards as confidential shall be identified as confidential as required by Section 1.2, above, and shall be treated as Confidential Information under the terms of this Agreement. Any Confidential Information provided to a MDT Representative under Section 6.1(a) will not be disclosed to MDT unless otherwise agreed to and documented in writing by the parties.

          (c) Each party will notify the other as soon as possible, but in no event in more than three (3) business days, of any complaint or adverse event report that they become aware of relating to the Thrombin Processing Device as incorporated into the OEM Product. TGC shall be solely responsible for establishment and maintenance of all required monitoring, vigilance, complaint handling, and reporting systems for the OEM Product marketed or sold by MDT with its MDT Magellan Product, including medical device reporting, vigilance reports, field recalls, and corrective actions ("OEM Reports"). TGC shall take all necessary actions required for any OEM Report and shall provide to MDT information on the status of any OEM Reports (i) upon MDT's request and (ii) in a quarterly summary of all complaint and corrective actions relevant to the use of the OEM Product with the Magellan Device.

          (d) The parties each agree that they shall keep the other party informed of all efforts and issues relating to regulatory approvals and clearances and all product complaints and device reporting activity as set forth in this Section 6.1, and shall share with the other such information relating thereto as is reasonably requested.

     6.2 Subsequent Design Change and Modifications. TGC agrees that it will not materially change the OEM Product specifications or its formulation, manufacturing or testing processes, process equipment, other aspects of form, fit, design or function, or production location, unless the parties agree to such change in writing. If MDT wishes to have TGC make any changes to the specifications of the OEM Product, it will notify TGC of such request and TGC will make such changes only upon written agreement between the parties on mutually acceptable terms. The implementation of any such changes under this
Section 6.2 shall be subject to the parties' written agreement on any change in price or other terms of supply as may be necessitated or requested by TGC as a result of such change, including without limitation, disposition of existing inventory parts.

     6.3 Compliance With Law. MDT and TGC shall comply in all material respects with all applicable laws and regulations in the Territory, and each party shall

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obtain and  maintain  any and all  material  permits,  certificates  or licenses necessary for the proper conduct of its duties and obligations under this Agreement.

     6.4 Recall. In the event of any Recall of the OEM Product anywhere in the Territory, each party will cooperate fully with the other party in effecting such a recall, including, without limitation, promptly returning any affected inventory of the OEM Product in its possession and promptly communicating to any customers such information or instructions as either party may reasonably request be transmitted to such customers. In the event of a Recall of the OEM Product, TGC shall, at its sole option, cost and expense (a) promptly replace any recalled OEM Product with new compliant OEM Product; or (b) promptly issue credit to MDT for any recalled OEM Product unless such Recall was caused by a modification of the OEM Product by MDT. TGC shall pay, or reimburse MDT, for all reasonable out-of-pocket expenses incurred in effecting such Recall of OEM Products, including without limitation, any shipping costs related to return and/or replacement of recalled OEM Products unless the Recall was caused by a modification of the OEM Product by MDT. For the purpose of this Section 6.4, "Recall" means any required removal of OEM Product from the inventory of MDT or MDT's customers as required by any law, regulation, or order of a governmental authority, or at the reasonable discretion of either party after determination that OEM Product contains a manufacturing, design or other defect rendering it unsuitable for clinical use.

     6.5 Records. Each party shall maintain for at least five (5) years or the applicable regulatory requirement, which ever is longer, their respective records to ensure compliance with any regulatory requirements, including but not limited to traceability of all shipments of the OEM Product. These records shall include the part number (if any), manufacturing dates, shipping dates and lot/batch number. Each party shall be allowed access to the other party's records at all reasonable times during normal business hours, or at such other times that are mutually agreeable to the parties, following the requesting party's request. At the request and direction of any governing regulatory authority, each party shall allow such authority access to its records.

     6.6 Notice of Proceedings. Each party shall notify the other party in writing within five (5) business days of the commencement or threat of any action, suit, proceeding or investigation or the issuance of any order, writ, injunction, award, judgment or decree before or of any court, tribunal, arbitration panel, agency or governmental instrumentality that may materially and adversely affect the other party's rights or obligations under this Agreement.

     6.7 Litigation. If either party becomes involved in any litigation regarding the OEM Product within the Territory (each, a "Litigating Party"), the other party agrees to provide all relevant documents or information (except for privileged communications or information or Confidential Information which shall be governed by Section 10) to the Litigating Party and to provide such cooperation with the Litigating Party in the conduct of such litigation, all as may be reasonably requested by the Litigating Party. Each party shall notify the other party in writing within ten (10) business days of the commencement of any action, suit, proceeding or investigation or the issuance of any order, writ, injunction, award, judgment or decree before or of any court, tribunal, arbitration panel, agency or governmental instrumentality that relate to the OEM Product.

                        Section 7. Term and Termination

     7.1 Initial Term. The initial term of this Agreement shall commence on the Effective Date of this Agreement and shall continue in full force and effect for Five (5) years, unless terminated earlier in accordance with this Agreement.

     7.2 Termination. The Term may be terminated prior to expiration as set forth below.

          (a) If either party hereto is in breach of any material terms and conditions of this Agreement and such party fails to cure the breach within thirty (30) days after the date of receipt of written notice from the other party advising of the nature of such breach, then the party not in default shall have the right to terminate this Agreement by written notice to the party in breach.

          (b) If either party: (i) becomes insolvent; (ii) makes a general assignment for the benefit of its creditors; (iii) files or has filed against it a petition in bankruptcy or seeks re-organization which is not dismissed within 60 days; (iv) has a receiver appointed over any of its assets; or (v) institutes any proceedings for liquidation or winding up; then the other party may, in addition to other rights and remedies it may have, terminate this Agreement immediately by written notice. If TGC is the party to which any of the foregoing apply, TGC shall use its best efforts to ensure that the rights of MDT hereunder continue unaltered and uninterrupted.

          (c) Either party may terminate this Agreement if the other party has failed to perform its obligations due to an event of Force Majeure (as defined at Section 13.12) for a period of thirty (30) days or more; provided, however, either party may terminate this Agreement immediately if such Force Majeure is attributable to any new or changing regulations or laws of any government or interpretation thereof by any judicial or regulatory authority that materially impair such party's ability to perform or meet its obligations under this Agreement.

          (d) MDT may terminate this Agreement by giving thirty (30) days written notice of termination to TGC in the event that TGC fails to timely fill MDT's purchase orders for the OEM Product.

          (e) MDT may terminate this Agreement without cause, upon 30 days of written notice. If this Agreement is terminated by MDT without cause under this section, MDT shall be reimburse TGC for (i) all work in progress and associated labor for the OEM Product, and (ii) all other non-cancelable/non-returnable raw materials and components reasonably purchased by TGC for the sole purpose of manufacturing the OEM Product. The provisions in this paragraph will be TGC's sole and exclusive remedy for any termination of this Agreement by MDT under this section 7.2(e). TGC will take all reasonable measures to return unused material and cancel open supplier purchase orders in event of termination.

          (f) TGC may terminate this Agreement by giving thirty (30) days written notice of termination to MDT in the event that MDT fails to timely pay TGC's invoices for OEM Product that has been accepted by MDT unless MDT cures the payment default within thirty (30) days of receipt of the written notice from TGC. For purposes of this Section, accepted OEM Product does not include disputed invoice amounts, as provided for in Section 5.5 above.

     7.3  Liability  After  Termination.   Expiration  or  termination  of  this
Agreement for any reason shall not, unless otherwise expressly provided in this Agreement, affect:

          (a) Obligations accrued prior to the effective date of expiration or termination (the "Termination Date");

          (b) Any obligations which, either expressly or from the context of this Agreement, are intended to survive termination of this Agreement; or

          (c) The obligations and duty of MDT to pay in full all undisputed amounts due to TGC for OEM Product which has been accepted by MDT. For purposes of this Section, "amounts due" does not include disputed invoice amounts, which are subject to resolution as provided for in Section 5.5 above.

     7.4  Effects  of  Termination.  Upon  expiration  or  termination  of  this
Agreement:

          (a) All rights granted under this Agreement shall terminate as of the Termination Date and MDT shall cease to utilize any rights granted under this Agreement; provided, however, that MDT shall be entitled to (i) cancel any outstanding purchase orders to TGC for the OEM Product; (ii) continue to use, promote, distribute and sell any of the OEM Product to the extent necessary to fill any customer orders that are outstanding as of the Termination Date; (iii) continue to use, promote, distribute and sell the OEM Product on a nonexclusive basis until its inventory of the OEM Product is exhausted; and/or (iv) at the election of TGC, allow TGC to repurchase any such existing inventory of OEM Product from MDT at the original price paid by MDT therefore.

          (b) Within ten (10) days after the Termination Date, each party shall return, or, at the election of the other party, destroy the Confidential Information of the other party pursuant to Section 10.2 and provide certification of such destruction.

     7.5 Continuation of Business. If TGC intends to cease production of the Thrombin Processing Device for any reason, it will give MDT notice in writing at least ninety (90) days before cessation of production and will give MDT the opportunity for a last time buy of the OEM Product in quantities consistent with previous annual purchases by MDT.

                               Section 8. Returns

     8.1 Return Materials Procedure. All OEM Product returns must be assigned a Return Authorization ("RA") number. To obtain an RA number, MDT shall notify TGC of the description of the OEM Product, quantity, reason for return and date of purchase of OEM Product to be returned. All OEM Product returns from MDT shall be sent directly to TGC. The RA number shall be prominently displayed on the outside of the shipping box and the OEM Product shall be packaged to protect them from shipping damage. TGC shall bear shipping costs associated with all defective OEM Product returns.

                        Section 9. Intellectual Property

     9.1 Ownership of Existing Property

          (a) The parties each hereby acknowledge that each party retains the sole ownership of, and all rights to, any and all of its Intellectual Property and except as specifically provided for in this Agreement neither party grants any right, title or interest the other party's Intellectual Property.

          (b) The parties herein waive any right to claim that, pursuant to the operation of this Agreement, the other party has diluted, damaged or otherwise decreased the value of the other party's trademarks or service marks.

                      Section 10. Confidential Information

          10.1 Confidential Information.

               (a) In performing the obligations under this Agreement, MDT and TGC may come into contact with, be given access to, and, in some instances, contribute to each other's Confidential Information. In consideration of permitting MDT and TGC to have access to each other's

          Confidential Information, during the term of this Agreement and at all times thereafter, MDT and TGC agree that, subject to the requirements of Section 1.2, above, during the term of this Agreement and for two
          (2) years after its termination or expiration, they shall not disclose to any third party any Confidential Information of the other party without the other party's prior written consent, except as may be required to meet regulatory obligations related to the parties products. MDT and TGC shall only make the Confidential Information of the other party available to its employees on a need-to-know basis and agree to take appropriate action by instruction or agreement with their respective employees for a permitted access to the Confidential Information to satisfy the obligations under this Article 10.1.

               (b) In the event the receiving party or its representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any Confidential Information furnished by the disclosing party, the receiving party agrees that it will provide the disclosing party with prompt written notice of such request(s) so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

               (c) The receiving party will promptly notify the disclosing party of any unauthorized disclosure or use, and will cooperate with the disclosing party to protect all of its intellectual property rights in and ownership of its Confidential Information.

     10.2 Confidential Treatment for Business Terms. In addition, incident to TGC's filing of this Agreement with the Securities and Exchange Commission, the parties agree that certain confidential and competitive information with respect to pricing will not be publicly disclosed, and TGC agrees that it will request under the United States securities laws, including Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended, and use its reasonable best efforts to seek, confidential treatment of certain information contained in this Agreement.

     10.3 Previous Confidentiality Agreements. The Parties acknowledge that these confidentiality provisions supersede any previous agreements of confidentiality between the Parties, which previous agreements are hereby null and void.

     10.4 Retention of Confidential Information. Upon termination of this Agreement, a receiving party may retain, in the possession of its legal counsel for evidentiary purposes, one copy of any Confidential Information it has received.

                   Section 11. Representations and Warranties

     11.1 TGC Representations and Warranties. TGC represents and warrants that:

          (a) TGC is the sole, exclusive and lawful owner of all right, title and interest in and to the THROMBIN Technologies and the Thrombin Processing Device;

          (b) The THROMBIN Technologies and the Thrombin Processing Device are not the subject of any encumbrance or lien by any third party;

          (c) TGC owns and shall maintain ownership of the Intellectual Property Rights in and to the THROMBIN Technologies and the Thrombin Processing Device during the term of this Agreement, and the THROMBIN Technologies and the Thrombin Processing Device do not infringe the Intellectual Property Rights of any third party as of the Effective Date;

          (d) TGC has not granted, and during the term of this Agreement shall not grant, rights to any Person that conflict with the grants and other rights reserved to MDT under this Agreement;

          (e) As of the Effective Date, TGC has entered into no other agreements granting rights to manufacture, promote, advertise, distribute or sell the OEM Product;

          (f) TGC has the power to enter into this Agreement and perform in accordance with the provisions hereof and that the execution and performance of the Agreement has been duly and validly authorized in accordance with all applicable laws and governing instruments.

          (g) Each OEM Product shall be manufactured in accordance with QSR and TGC shall otherwise maintain a quality level of each OEM Product necessary to obtain and retain approval by the FDA and any other governing regulatory authorities.

          (h) TGC warrants that for a period commencing with the date of shipment of any OEM Product to MDT and continuing until the earlier of (i) 18 months from the date of shipment to MDT or (ii) 1 year after sale by MDT to its customer (the "Warranty Period"), the OEM Product shall satisfy the specifications mutually agreed by the parties, be free of defects, and be manufactured pursuant to all applicable standards prescribed by all governing regulatory authorities; provided however, that damage to any OEM Product by MDT or its customers through misuse, neglect, accident, or failure to follow the printed procedures and recommendations of instruction for use or storage of the OEM Product shall void this warranty. In the event MDT reasonably determines that this warranty has been breached, MDT shall return the defective OEM Product to TGC pursuant to Section 8.1. TGC shall, within thirty (30) days after it receives the defective OEM Product, repair or replace such defective OEM Product, pay shipping cost for such replacement at no charge to MDT and bear all risk of loss or damage to such replacement. MDT acknowledges and agrees that TGC's obligation to replace defective OEM Product is the sole and exclusive remedy of MDT for any breach of the warranty contained in this Section 11.1(h). Under no circumstances shall TGC be liable for consequential or economic damages that might arise from a defective OEM Product, except for the indemnification obligations in Section 12. The warranty provided under this
     Section 11.2(h) shall pass through to MDT's customers.

          (i) The execution, delivery and performance by TGC of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of TGC, any material contract, agreement or instrument to which TGC is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which TGC is bound, or any law, rule or regulation applicable to TGC.

          (j) Patent, Copyright and Proprietary Rights Indemnity. TGC shall, at its expense, defend and indemnify MDT and its officers, directors, agents and employees harmless for damages and reasonable expenses (including attorneys' fees) related to any suits or claims by a third party brought against MDT alleging that the OEM Product sold pursuant to this Agreement infringe the Intellectual Property rights of others, provided that TGC is promptly notified, rendered reasonable assistance by MDT as required, and permitted to direct the defense or settlement negotiations. The foregoing obligation of TGC does not apply with respect to the OEM Product or portions or components thereof which is or was: (i) made in whole or in part in accordance with MDT's specifications or instructions and such MDT specifications are the source of the alleged infringement, (ii) combined with other products, processes or materials where the alleged infringement relates to such combination, provided that the alleged infringement claim could not be made but for such combination, (iii) where MDT continues allegedly infringing activity after TGC has determined in good faith that there is no defensible position and being notified in writing by TGC thereof or after receiving a modification delivered at TGC's expense that would have avoided the alleged infringement, or (iv) where MDT's use of the OEM Product is not in accordance with this Agreement.

     11.2 MDT Representations and Warranties. MDT represents and warrants that:

          (a) MDT has the power to enter into this Agreement and perform in accordance with the provisions hereof and that the execution and performance of the Agreement has been duly and validly authorized in accordance with all applicable laws and governing instruments;

          (b) The execution, delivery and performance by MDT of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of MDT, any material contract, agreement or instrument to which MDT is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which MDT is bound, or any law, rule or regulation applicable to MDT; and

     11.3 No Assurance. Neither TGC nor MDT make any representation or warranty that the OEM Product will be suitable for use in humans or can or shall be developed satisfactorily for FDA approval or continued sale thereafter. MDT and TGC recognize and assume the significant risks associated with designing, developing and manufacturing OEM Products in accordance with this Agreement. MDT and TGC individually assume the risks that (a) OEM Products will not be developed that meet customer requirements or the party's goals for this Agreement, and (b) the market will fail to accept such OEM Products. TGC and MDT acknowledge that MDT and its Affiliates are and shall continue to be engaged in developing and exploiting technologies, processes and products which are similar to or competitive with the OEM Products; provided, however, that MDT agrees that it shall not use any Confidential Information of TGC in developing or exploiting such technologies, processes, and products.

        Section 12 Indemnification, Insurance and Limitation on Liability

     12. 1 Indemnification by MDT. MDT shall defend, indemnify, and hold TGC and its officers, directors, shareholders, employees, agents, independent contractors, representatives, and affiliates harmless from and against any loss, damage, liability, or expense, including attorneys' fees, costs and disbursements arising in connection with:

          (a) any breach by MDT of the representations and warranties set forth at Section 11.2;

          (b) any claims or demands for injury to property or persons, including payments made under any workers' compensation or under any other plan for employees' disability or death benefits, made by any third party in connection with the advertising, promotion, distribution, or sale of the OEM Product distributed as contemplated under this Agreement by MDT or by its employees, agents, representatives or affiliates unless such claims or demands are subject to indemnification by TGC pursuant to Section 12.2; and

          (c) any suits or claims by a third party brought against TGC alleging that the OEM Product sold as contemplated under this Agreement caused death or bodily injury to a patient, whether based upon a theory of product liability, warranty, defective product, or otherwise; except to the extent the injury was caused by the failure of TGC to manufacture the OEM Product to Specification.

         12.2 Indemnification by TGC. TGC shall defend, indemnify, and hold MDT and its officers, directors, shareholders, employees, agents, independent contractors, representatives, and affiliates harmless from and against any loss, damage, liability, or expense, including attorneys' fees, costs and disbursements arising in connection with:

          (a) any  breach of the  representations  and  warranties  set forth in
     Section 11.1;

          (b) any claims or demands for injury to property or persons, including payments made under any workers' compensation or under any other plan for employees' disability or death benefits, made by any third party in connection with TGC's manufacture of any OEM Product, unless such claims or demands are subject to indemnification by MDT pursuant to Section 12.1; and

          (c) any suits or claims by a third party brought against MDT alleging that any of the THROMBIN Technologies included in the OEM Product as contemplated under this Agreement, caused death or bodily injury to a patient, whether based upon a theory of product liability, warranty, defective product, or otherwise; provided however, that TGC shall have no obligation under this Section 12.2(c) to the extent the death, bodily injury or claim was not caused by the THROMBIN Technologies.

     12.3  Limitation  of  Liability.   EXCEPT  WITH  RESPECT  TO  A  BREACH  OF
CONFIDENTIALITY   OBLIGATIONS,   CLAIM  OF   INFRINGMENT   OF  A  THIRD  PARTY'S
INTELLECTUAL PROPERTY RIGHTS, OR WITH RESPECT TO PRODUCT LIABILITY CLAIMS CONTAINED HEREIN, UNDER NO CIRCUMSTANCES, SHALL EITHER PARTY OR ANY OF ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, INDEPENDENT CONTRACTORS, REPRESENTATIVES, OR AFFILIATES, HAVE ANY LIABILITY OR OBLIGATION TO THE OTHER PARTY OR TO ANY OF ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, INDEPENDENT CONTRACTORS, REPRESENTATIVES, CHANNELS OF DISTRIBUTION OR AFFILIATES FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES, LOST PROFITS, ANTICIPATED INCOME OR PROFITS, OR OTHER SIMILAR DAMAGES. EXCEPT WITH RESPECT TO A BREACH OF CONFIDENTIALITY OBLIGATIONS OR WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS CONTAINED HEREIN, UNDER NO CIRCUMSTANCES SHALL THE LIABILITY OF EITHER PARTY EXCEED THE TOTAL AMOUNT OF PAYMENTS BY MDT TO TGC DURING THE LAST 12 CALENDAR MONTHS PRECEDING THE EVENT GIVING RISE TO THE CLAIM. NOTHING IN THIS SECTION SHALL PREVENT EITHER PARTY FROM OBTAINING EQUITABLE RELIEF, INCLUDING BUT NOT LIMITED TO TEMPORARY RESTRAINING ORDERS, PRELIMINARY INJUNCTIONS AND PERMANENT INJUNCTIONS.

     12.4 Insurance. Each party shall purchase and maintain, during the term of this Agreement, policies of insurance which, at a minimum, include both comprehensive general liability and product liability. Each such policy shall have endorsements or coverage with limits of not less than $1,000,000 per occurrence and $1,000,000 in the aggregate for general liability coverage, and $2,000,000 per occurrence and $2,000,000 in the aggregate for product liability coverage. In the event a party's insurance is on a "claims made" basis, such party shall purchase and maintain the extension of coverage or "tail" for a period of one year following the Termination Date or last date of sale of the OEM Product under this Agreement, whichever is the latest date. The insurance required by this section may be in the form of self-insurance.

                                Section 13General

     13.1 Notices. Any notice, request, demand, or other communication required or permitted under this Agreement, shall be deemed to be properly given by the sender and received by the addressee (a) if personally delivered; (b) three (3) days after deposit in the mails if mailed by certified or registered air mail, postage prepaid; (c) one (1) day after being sent by facsimile with confirmation sent as provided in (b) above; or (d) one (1) day after being sent by commercial overnight mail, addressed as follows, and in the case of facsimile transmission, to the appropriate facsimile number shown below:

                         If to TGC: ThermoGenesis Corp.
                                    2711 Citrus Road
                                    Rancho Cordova, California 95742
                                    Attention: President
                                    Facsimile No.: (916) 858-5199

                    With a copy to: Bartel Eng & Schroder
                                    1331 Garden Highway, Suite 300
                                    Sacramento, California 95833
                                    Facsimile No.: (916) 442-3442
                                    Attention: David Adams, Esq.

                         If to MDT: Medtronic, Inc.
                                    7611 Northland Drive N.
                                    Minneapolis, MN 55428
                                    Facsimile: (763) 391-9101
                                    Attention: Cliff Owens

                    With a copy to: VP and Senior Counsel
                                    Medtronic Cardiac Surgery


     13.2 Assignments, Successors And Assigns. Neither party may assign any or all of its rights or delegate any or all of its duties under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided however, that either party may, without the other party's consent, assign this Agreement to a successor by merger or acquisition or by purchase of all or substantially all of the assets of the party related to the business which is the subject of this Agreement, if such successor agrees in writing to be bound by the terms and conditions contained herein. All representations, warranties, covenants and agreements of the parties shall bind their respective successors and assignees and shall inure to the benefit of their respective successors and permitted assignees.

     13.3 Survival. Sections 6.5, 7, 9, 10, 11, 12 and 13 shall survive the termination of this Agreement.

     13.4 Entire Agreement, Amendment and Modification. This Agreement expresses the entire understanding of the parties hereto and replaces any prior oral or written agreements concerning the subject matter hereof, and each party acknowledges that it has not executed this Agreement in reliance upon any promise, agreement, representation or warranty not expressly set forth in this Agreement. No amendment or supplementation hereof shall be effective or binding on either party hereto unless reduced to writing and executed by the duly authorized representatives of both parties hereto. Notwithstanding the terms of either this Agreement or the Agreement for Mutual Exchange of Confidential
Information between MDT and TGC, dated September 16, 2004 (the "September Confidentiality Agreement"), the September Confidentiality Agreement shall continue in force and effect, in accordance with its terms, but only with respect to the information disclosed by the parties pursuant to that agreement. Exhibit C lists the information marked as confidential and disclosed to MDT by TGC under the September Confidentiality Agreement.

     13.5 Taxes.

          a) MDT shall be responsible for all taxes on income or gross receipts of MDT levied by governmental authorities within the Territory and for collection, remittance and payment of any and all taxes, charges, withholding obligations, levies, assessments or other fees of any kind imposed by any governmental authority within the Territory with respect to MDT's operations.

          b) TGC shall be responsible for all taxes on income or gross receipts of TGC levied by governmental authorities within the Territory and for collection, remittance and payment of any and all taxes, charges, withholding obligations, levies, assessments or other fees of any kind imposed by any governmental authority within the Territory with respect to TGC's operations.

          c) In the event that MDT or TGC shall become subject to any tax or other levy imposed by any governmental authority of the United States or any other jurisdiction within the Territory by virtue of this Agreement or in connection with the exercise of rights granted hereunder or the performance of obligations imposed hereunder by either party and such tax or other levy is not otherwise dealt with under this Agreement, MDT and TGC agree to meet in good faith to determine the allocation of responsibility for such tax or other levy.

     13.6 Governing Law.

          a) This Agreement shall be construed and governed in accordance with the internal laws of the State of California without regard to conflict of law principles. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. In the event any legal action becomes necessary to enforce or interpret the terms of this Agreement, the parties agree that such action will be brought in the state or federal courts located in San Francisco, California and the parties hereby submit to the exclusive jurisdiction of said courts.

          b) Notwithstanding Section 13.6(a), in order to expedite the resolution of legal disputes, the parties shall have any disputes arising in connection with this Agreement finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such rules, whose decision shall be binding upon the parties; provided, however, that in no event shall any dispute regarding ownership of either party's Intellectual Property Rights be subject to arbitration unless mutually agreed upon by both parties. Any arbitration shall be conducted in the English language with the place of arbitration to be in San Francisco, California or such other location as may be mutually agreed upon by the parties. The arbitrator(s) shall be entitled to award costs and will be bound by limitations on liability or remedies set forth in this Agreement.

          c) The parties consent to any order or award or decision made in accordance with Sections 13.6(b), being made an order of court anywhere in the Territory. Furthermore, in the event either party believes that any matter is so urgent that application to a court for urgent relief is essential, such party may approach any court with jurisdiction in the Territory for urgent relief and for any subsequent related relief.

     13.7 Relationship Of The Parties. Both parties are independent contractors of the other under this Agreement. Neither party shall have the authority, either express or implied, to make any commitment or representation on behalf of the other party or incur any debt or obligation on behalf of the other party; provided, however, that MDT shall, if necessary, be deemed an agent for the limited purpose of prosecuting a Third Party Infringement. The parties acknowledge that this Agreement does not constitute a franchise under United States federal or state law or under any law of the Territory or any sovereignty within the Territory and does not create a fiduciary relationship between the parties.

     13.8 Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to be modified to the minimum extent necessary to cause it to be valid and enforceable and the invalidity or unenforceability of such provision prior to such modification shall not affect the other provisions of this Agreement and all provisions not affected by the invalidity or unenforceability shall remain in full force and effect.

     13.9 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, except as expressly provided in this Agreement or any Exhibit thereto, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity or by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

     13.10 Waiver. Failure of either party at any time to require the performance of any provision under this Agreement shall not affect the right of such party to require full performance thereafter and a waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of any further or similar breach or as nullifying the effectiveness of such provision.

     13.11 Attorneys' Fees. In any action on or concerning this Agreement, the prevailing party will be awarded its reasonable attorneys' fees, costs and necessary disbursements, to be paid by the non-prevailing party.

     13.12 Force Majeure. If performance hereunder is interfered with by any condition beyond a party's reasonable control and without its fault or negligence (a "Force Majeure"), the affected party shall be excused from such performance to the extent of such Force Majeure and shall have no responsibility or liability for such failure to perform. The party whose performance is prevented by a Force Majeure event shall immediately inform the other party of the Force Majeure event and all reasonable information relating thereto.

     13.13 Counterparts. This Agreement may be signed in counterparts and all signed copies of this Agreement will together constitute one original of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written

                                 Medtronic, INC.



                              By:------------------------------------
                            Name:
Date:-----------            Title:



                               ThermoGenesis Corp.



                            By:--------------------------------------
                          Name: Kevin Simpson
Date:-----------         Title: President and Chief Operating Officer